FBL Financial Group Reports Fourth Quarter and Full Year 2019 Results

Company Highlights

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Fourth quarter 2019 net income attributable to FBL Financial Group of $34.7 million, or $1.40 per common diluted share. Full year 2019 net income attributable to FBL Financial Group of $126.2 million, or $5.09 per diluted common share

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Record fourth quarter 2019 adjusted operating income(1) of $34.8 million, or $1.41 per diluted common share. Record full year 2019 adjusted operating income of $117.7 million, or $4.75 per diluted common share

•	Capital returned to shareholders of $88.9 million in 2019

•	Book value per share of $60.12 at year-end 2019, an increase of 26% compared to year-end 2018

West Des Moines, Iowa - February 6, 2020 - FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the fourth quarter of 2019 of $34.7 million, or $1.40 per diluted common share, compared to $6.4 million, or $0.26 per diluted common share, for the fourth quarter of 2018. Adjusted operating income(1) totaled $34.8 million, or $1.41 per common share, for the fourth quarter of 2019, compared to $18.8 million, or $0.75 per common share, for the fourth quarter of 2018. Fourth quarter 2019 earnings per share reflects:

•	The benefit of $0.32 per share from unlocking an actuarial assumption

•	Unfavorable mortality results in the Corporate & Other segment

•	Lower spread income in the Annuity segment

•	The benefit of other investment-related income of $0.07 per share

•	Continued investment in the Wealth Management business

Adjusted operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes realized gains and losses on investments and the change in net unrealized gains and losses on derivatives and equity securities, as well as the initial impact of changes in federal statutory income tax rates and tax laws. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group reported excellent earnings for the fourth quarter, achieving net income of $1.40 per share and record adjusted operating income of $1.41 per share driven in part by a benefit from unlocking an actuarial assumption," said Daniel D. Pitcher, Chief Executive Officer of FBL Financial Group, Inc. "I'm also pleased to report that we achieved record full year adjusted operating income of $4.75 per share. These results reflect steady growth in our business and a consistent, robust capital position. As we look forward, our focus is to maintain financial strength, support our Farm Bureau Financial Services agents and serve our clients' diverse needs. This builds on our history of proven success, grounded in our purpose to protect livelihoods and futures."

Product Revenues
Premiums and product charges for the fourth quarter of 2019 totaled $82.7 million compared to $80.2 million in the fourth quarter of 2018. Interest sensitive product charges increased five percent while traditional life insurance premiums increased two percent during the quarter. Premiums collected(2) in the fourth quarter of 2019 totaled $156.0 million compared to $157.4 million in the fourth quarter of 2018. Total life insurance premiums collected increased three percent while annuity premiums collected decreased five percent, impacted by the low market interest rate environment.

Investment Income
Net investment income in the fourth quarter of 2019 totaled $109.0 million, compared to $83.9 million in the fourth quarter of 2018. This increase is due to a change in the fair value of derivatives and an increase in average invested assets, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 4.95 percent for the year ended December 31, 2019 compared to 5.13 percent for the year ended December 31, 2018. At December 31, 2019, 98 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses
Benefits and expenses totaled $153.3 million in the fourth quarter of 2019, compared to $156.0 million in the fourth quarter of 2018. Death benefits, net of reinsurance and reserves released, totaled $33.9 million in the fourth quarter of 2019, compared to $30.4 million in the fourth quarter of 2018. By its nature, mortality experience can fluctuate from quarter to quarter.

Unlocking
During the fourth quarter of 2019, FBL Financial Group extended the deferred acquisition cost amortization period for its participating whole life insurance block based on an experience analysis demonstrating an increase in persistency rates. This unlocking resulted in a pre-tax favorable impact of $10.0 million, or $0.32 per share after-tax.

Net Realized Losses
In the fourth quarter of 2019, FBL Financial Group recognized net realized losses on investments of $2.7 million. This is attributable to realized losses on sales of $3.5 million, realized gains on sales of $0.2 million and a gain from the increase in fair value of equity securities of $0.6 million.

Stock Repurchases
During the fourth quarter of 2019, FBL Financial Group did not repurchase any shares of its Class A or Class B common stock. FBL Financial Group has $36.3 million remaining under its current stock repurchase program.

Capital and Book Value
As of December 31, 2019, the book value per share of FBL Financial Group common stock totaled $60.12, compared to $47.78 at December 31, 2018. Book value per share, excluding accumulated other comprehensive income(3), totaled $45.73 at December 31, 2019, compared to $44.09 at December 31, 2018. The December 31, 2019 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 562 percent.

Further Financial Information
Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call
FBL Financial Group will hold a conference call with investors tomorrow, February 7, 2020, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Forward-Looking Statements
Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

Investor Relations Contact
Kathleen Till Stange, Vice President Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

About FBL Financial Group
FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. Helping complete the financial services offering, advisors offer wealth management and financial planning services. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Interest sensitive product charges	$32,178	$30,624	$127,113	$122,789
Traditional life insurance premiums	50,502	49,600	197,863	198,312
Net investment income	108,986	83,865	424,998	394,618
Net realized capital gains (losses)	(2,707)	(5,661)	8,523	(7,276)
Net other-than-temporary impairment losses recognized in earnings	—	(3,908)	(919)	(4,998)
Other income	4,602	4,116	17,103	16,181
Total revenues	193,561	158,636	774,681	719,626

Benefits and expenses:
Interest sensitive product benefits	73,507	59,626	276,473	253,753
Traditional life insurance benefits	43,142	41,860	174,654	175,209
Policyholder dividends	2,514	2,539	10,053	10,130
Underwriting, acquisition and insurance expenses	26,290	44,434	140,624	152,055
Interest expense	1,213	1,213	4,850	4,851
Other expenses	6,597	6,314	25,246	22,595
Total benefits and expenses	153,263	155,986	631,900	618,593
	40,298	2,650	142,781	101,033
Income taxes	(6,500)	2,812	(19,929)	(11,650)
Equity income, net of related income taxes	1,033	998	3,456	4,439
Net income	34,831	6,460	126,308	93,822
Net income attributable to noncontrolling interest	(92)	(45)	(99)	(29)
Net income attributable to FBL Financial Group, Inc.	$34,739	$6,415	$126,209	$93,793

Earnings per common share - assuming dilution	$1.40	$0.26	$5.09	$3.75

Weighted average common shares	24,761,224	24,887,779	24,760,541	24,932,189
Effect of dilutive securities	8,238	9,762	10,134	12,412
Weighted average common shares - diluted	24,769,462	24,897,541	24,770,675	24,944,601

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Adjusted Operating Income - Unaudited

FBL Financial Group consistently utilizes adjusted operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Adjusted operating income consists of net income attributable to FBL Financial Group adjusted to exclude realized gains and losses on investments and the change in fair value of derivatives and equity securities, which can fluctuate greatly from period to period, as well as the initial impact of changes in federal statutory income tax rates and tax laws. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). Specifically, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed products are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the presentation and evaluation of adjusted operating income provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$34,739	$6,415	$126,209	$93,793
Adjustments:
Initial impact of the Tax Act(a)	—	—	—	(617)
Net realized gains/losses on investments(b)	2,147	7,414	(5,813)	9,546
Change in net unrealized gains/losses on derivatives(b)	(2,047)	4,997	(2,703)	6,188
Adjusted operating income	$34,839	$18,826	$117,693	$108,910

Adjusted operating income per common share - assuming dilution	$1.41	$0.75	$4.75	$4.36

(a) Amount represents a change in the provisional estimate of the impact of the Tax Cuts and Jobs Act of 2017 on deferred tax assets and liabilities as of December 31, 2017.

(b) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	December 31, 2019	December 31, 2018
Book value per share	$60.12	$47.78
Less: Per share impact of accumulated other comprehensive income	14.39	3.69
Book value per share, excluding accumulated other comprehensive income	$45.73	$44.09

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $354.8 million at December 31, 2019 and $91.3 million at December 31, 2018. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2019	December 31, 2018
Assets
Investments	$9,091,623	$8,414,118
Cash and cash equivalents	17,277	19,035
Deferred acquisition costs	289,456	418,802
Other assets	435,969	420,394
Assets held in separate accounts	645,881	561,281
Total assets	$10,480,206	$9,833,630

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,393,549	$7,205,471
Other policy funds, claims and benefits	597,256	615,177
Debt	97,000	97,000
Other liabilities	260,604	170,442
Liabilities related to separate accounts	645,881	561,281
Total liabilities	8,994,290	8,649,371

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	152,661	152,652
Class B common stock	72	72
Accumulated other comprehensive income	354,764	91,318
Retained earnings	975,260	937,097
Total FBL Financial Group, Inc. stockholders' equity	1,485,757	1,184,139
Noncontrolling interest	159	120
Total stockholders' equity	1,485,916	1,184,259
Total liabilities and stockholders' equity	$10,480,206	$9,833,630

Common shares outstanding	24,664,215	24,718,815

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